UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                            SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

  / /  Preliminary Proxy Statement
  / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
  /X/  Definitive Proxy Statement
  / /  Definitive Additional Materials
  / /  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                          Agouron Pharmaceuticals, Inc.
                          10350 North Torrey Pines Road
                           La Jolla, California 92037
                (Name of Registrant as Specified in its Charter)

                ________________________________________________
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee: (Check the Appropriate Box)

  /X/  No fee required.
  / / Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1. Title of each class of securities to which transaction applies: _____

       2. Aggregate number of securities to which transaction applies:    _____

       3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _____

       4. Proposed maximum aggregate value of transaction:  _____

       5. Total fee paid:  _____

  / /  Fee paid previously with preliminary materials.

  / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1. Amount Previously Paid:   ______

       2. Form, Schedule or Registration Statement No.:  ______

       3. Filing Party:     ______

       4. Date Filed:       ______

                          AGOURON PHARMACEUTICALS, INC.
                          10350 North Torrey Pines Road
                         La Jolla, California 92037-1020

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 6, 1997

     The Annual Meeting of Shareholders ("Meeting") of Agouron Pharmaceuticals, Inc., a California corporation (the "Company") will be held at the Sheraton Grande Torrey Pines, 10950 North Torrey Pines Road, La Jolla, California 92037, on Thursday, November 6, 1997, at 10:00 a.m. for the following purposes:

     1. To elect nine  directors of the  Company,  all of whom shall serve until
the  1998  Annual   Meeting  of   Shareholders   (and  until  the  election  and
qualification of their successors);

     2. To ratify the selection of independent accountants; and

     3. To consider and act upon such other business as may properly be presented to the Meeting or any adjournments or postponements thereof.

     Only shareholders of record as of the close of business on September 23, 1997 will be entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof. A list of shareholders entitled to vote at the Meeting will be available for inspection at the offices of the Company for 10 days before the Meeting.

     All shareholders are cordially invited to attend the Meeting in person. Regardless of whether you plan to attend the Meeting, please sign and date the enclosed Proxy and return it promptly in the accompanying envelope, postage for which has been provided if mailed in the United States. The prompt return of Proxies will ensure a quorum and save the Company the expense of further solicitation. Any shareholder returning the enclosed Proxy may revoke it prior to its exercise by voting in person at the Meeting or by filing with the Secretary of the Company a written revocation or a duly executed Proxy bearing a later date.


                                              By Order of the Board of Directors

                                              /s/ Gary E. Friedman


                                              Gary E. Friedman
                                              Secretary


La Jolla, California
September 26, 1997

                          AGOURON PHARMACEUTICALS, INC.
                          10350 North Torrey Pines Road
                         La Jolla, California 92037-1020

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 6, 1997


                               GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of Proxies by and on behalf of the Board of Directors ("Board") of Agouron Pharmaceuticals, Inc., a California corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders for the fiscal year ended June 30, 1997 (the "Meeting") to be held at the Sheraton Grande Torrey Pines, 10950 North Torrey Pines Road, La Jolla, California 92037, on Thursday, November 6, 1997 at 10:00 a.m., and at any adjournments or postponements thereof, for the purposes set forth in the preceding notice. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's shareholders on or about September 26, 1997.

     Any shareholder returning the enclosed Proxy may revoke it prior to its exercise by voting in person at the Meeting or by filing with the Secretary of the Company a written revocation or a duly executed Proxy bearing a later date.

     All shares represented by valid Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the proxyholders. Any duly executed Proxy on which no direction is specified will be voted for the election of the nominees named herein to the Board and in favor of Proposal 2 described in the Notice of Meeting and this Proxy Statement.

     The expense of printing and mailing Proxy material will be borne by the Company. In addition to the solicitation of Proxies by mail, solicitation may be made by certain directors, officers or other employees of the Company by telephone, telegraph, facsimile or in person. No additional compensation will be paid to such persons for such solicitation. However, the Company will request brokers, nominees, fiduciaries, custodians and others to forward Proxy materials to the beneficial owners of the Company's shares and the Company will reimburse such brokers or other persons for their reasonable out-of-pocket expenses incurred in connection with forwarding such materials.


                      SHARES OUTSTANDING AND VOTING RIGHTS

     Only shareholders of record as of the close of business on September 23, 1997 (the "Record Date") will be entitled to vote at the Meeting. As of September 12, 1997, there were outstanding 30,235,906 shares of common stock.

     Holders of common stock are entitled to one vote per share on all matters brought before the Meeting and to cumulate votes for the election of the nine directors. Therefore, in voting for directors, each outstanding share of common stock is entitled to nine votes which may be cast for one candidate or distributed in any manner among the nominees for director. However, the right to cumulate votes in favor of one or more candidates may not be exercised until the candidate or candidates have been nominated and the shareholder has given notice at the Meeting of the intention to cumulate votes.

     The persons authorized to vote shares represented by executed Proxies for common stock in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees as they may determine or, if authority to vote for a specified candidate or candidates had been withheld, among those candidates for whom authority to vote has not been withheld.

     The required quorum for the Meeting shall consist of a majority of the outstanding shares of common stock which are entitled to vote in person or by proxy at the Meeting. Assuming that a quorum is present at the Meeting, the nine persons receiving the highest number of votes will be elected to the Board. The required vote for the approval of other business matters is set forth in the discussion of such matters.

                               BOARD OF DIRECTORS

     Under the bylaws of the Company, the number of directors is to be not less than six nor more than eleven, with the actual number to be fixed from time to time by resolution of the Board. The Board has fixed at nine the number of directors to be elected at the 1997 Annual Meeting of Shareholders.

     Nine directors are to be elected at the Meeting, each to serve until the next Annual Meeting of Shareholders and until their respective successors are elected or appointed. Unless authority to vote for all directors is withheld, it is intended that the shares represented by the enclosed Proxy will be voted for the election of the nominees named. In the event any of them shall become unable or unwilling to accept nomination or election, the shares represented by the enclosed Proxy will be voted for the election of such other person as the Board may recommend in his or her place. The Board has no reason to believe that any such nominee will be unable or unwilling to serve.


                              ELECTION OF DIRECTORS
                           (Item 1 on the Proxy Card)

    The nine nominees for election as directors, all of whom are members of the present Board, are Peter Johnson, Gary E. Friedman, John N. Abelson, Patricia M. Cloherty, A.E. Cohen, Michael E. Herman, Irving S. Johnson, Antonie T. Knoppers and Melvin I. Simon. Their terms will last until the 1998 Annual Meeting of Shareholders. Certain information concerning the nominees for directors is set forth below.

     The Board recommends that you vote FOR the nominees for directors, as set forth in Item 1 on the Proxy Card.

Nominees for Election as Directors

           Name                                 Age        Position

           Peter Johnson                         52        President, Chief
                                                           Executive Officer and
                                                           Director
           Gary E. Friedman                      50        Corporate Vice
                                                           President, General
                                                           Counsel, Secretary
                                                           and Director
           John N. Abelson, Ph.D.(1)             58        Director
           Patricia M. Cloherty(2)               55        Director
           A.E. Cohen(1)                         61        Director
           Michael E. Herman(1)                  56        Director
           Irving S. Johnson, Ph.D.              72        Director
           Antonie T. Knoppers, M.D., Ph.D.(2)   82        Director
           Melvin I. Simon, Ph.D.(2)             60        Director

-----------------------
(1)  Member of Directors Compensation Committee

(2)  Member of Audit Committee

     Peter Johnson, a founder of the Company, has served as a director and as president and chief executive officer of the Company since its inception in 1984. Through 1989, Mr. Johnson held various positions with The Agouron Institute, including executive director. Mr. Johnson received a M.A. from the University of California, San Diego.

     Gary E. Friedman, a founder of the Company, has served as a director since its inception, as the secretary of the Company since May 1986 and as vice president and general counsel since December 1991. In June 1997, Mr. Friedman was promoted to corporate vice president. Previously, from 1982 until December 1991, Mr. Friedman was a principal of the law firm of Friedman, Jay & Cramer, a Professional Corporation. Mr. Friedman is a California Certified Specialist in Taxation. Mr. Friedman received a J.D. and a M.B.A. from the University of California, Berkeley and a L.L.M. in taxation from the University of San Diego.

     John N. Abelson, a founder of the Company, has served as a director since its inception. Dr. Abelson, a molecular biologist, is a member of the National Academy of Sciences. Since 1982, Dr. Abelson has been a member of the faculty of the Division of Biology at the California Institute of Technology where, from October 1989 until June 1995, he served as chairman. Previously, Dr. Abelson was a member of the faculty in the Department of Chemistry at the University of California, San Diego. Dr. Abelson received a Ph.D. in biophysics from The Johns Hopkins University and was a postdoctoral fellow at the Laboratory of Molecular Biology in Cambridge, England. Dr. Abelson also serves as a director of The Agouron Institute.

     Patricia M. Cloherty joined the Board in December 1988. Since 1970, Ms. Cloherty has been associated with Patricof & Co. Ventures, Inc. (formerly Alan Patricof Associates, Inc.), a New York venture capital firm ("Patricof"), and has been a general partner of its funds since 1973. In 1993, she was elected president of Patricof. Ms. Cloherty also served as deputy administrator for the U.S. Small Business Administration in 1977 and 1978. Ms. Cloherty also serves on the board of directors of several private companies.

     A.E. Cohen joined the Board in March 1992. Mr. Cohen is an independent management consultant. From 1957 until his retirement in January 1992, Mr. Cohen held various positions at Merck & Co., Inc., including senior vice president and president of the Merck Sharp & Dohme International Division. Currently, Mr. Cohen is the chairman of the board of Neurobiological Technologies, Inc. and Vasomedical, Inc., and is a member of the board of directors of Akzo Nobel N.V., Teva Pharmaceutical Industries Ltd., Vion Pharmaceuticals, Inc., Smith Barney (Mutual Funds), and BlueStone Capital Partners, L.P., all of which are public companies. Mr. Cohen also serves as a consultant to MeesPierson Inc., The
Population Council and Chugai Pharmaceutical Co. Ltd., Tokyo ("Chugai"), and serves as chairman of the board of Chugai's U.S. subsidiary companies.

     Michael E. Herman joined the Board in October 1992. Mr. Herman is a private investor, as well as president and chief operating officer of the Kansas City Royals Baseball Team. From October 1974 until his retirement in 1990, Mr. Herman held various positions at Marion Laboratories, Inc. (now Hoechst Marion Roussel), including executive vice president and chief financial officer. Currently, Mr. Herman serves as chairman of the finance committee of the Ewing Marion Kauffman Foundation, a private foundation located in Kansas City where, from 1985 through 1990, he was the president and chief operating officer. Mr. Herman is also a member of the board of directors of Cerner Corporation, Seafield Capital and SLH Corporation, all of which are public companies, and serves on the board of directors of several private companies.

     Irving S. Johnson joined the Board in May 1989. Dr. Johnson is an independent consultant in biomedical research working with numerous private companies. From 1953 until his retirement in November 1988, Dr. Johnson held various positions at Eli Lilly and Company, including vice president of research from 1973 until 1988. Dr. Johnson also served on several committees of the National Academy of Sciences, the Office of Technology Assessment and the
National Institutes of Health. Currently, he is a member of the board of directors of Allelix Biopharmaceuticals Inc. and Ligand Pharmaceuticals Incorporated, and is on the scientific advisory board of ELAN Corporation, all of which are public companies. Dr. Johnson received a Ph.D. in developmental biology from the University of Kansas.

     Antonie T. Knoppers joined the Board in July 1991. Dr. Knoppers is an independent management consultant. From 1952 until his retirement in 1975, Dr. Knoppers held various positions at Merck & Co., Inc., including vice chairman of the board and president and chief operating officer. Dr. Knoppers is a member of the board of directors of Centocor, Inc., a public biotechnology company. In addition, he is a former chairman of the U.S. Council of the International Chamber of Commerce and a member of the advisory board of PaineWebber Development Corporation, an affiliate of PaineWebber Incorporated. Dr. Knoppers received a M.D. from the University of Amsterdam and a Ph.D.
from the University of Leiden, The Netherlands.

     Melvin I. Simon, a founder of the Company, has served as a director since its inception. Dr. Simon, a molecular geneticist, is a member of the National Academy of Sciences. Currently, Dr. Simon is chairman of the Division of Biology at the California Institute of Technology where he has been a member of the faculty since 1982. Previously, Dr. Simon was a member of the faculty in the Department of Biology at the University of California, San Diego. Dr. Simon received a Ph.D. in biochemistry from Brandeis University. Dr. Simon also serves as a director of The Agouron Institute.

Committees and Meetings of the Board

     The Company has a Directors Compensation Committee and an Audit Committee. The Company does not have a Nominating Committee. During the fiscal year ended June 30, 1997, the Board held nine meetings.

     During the fiscal year ended June 30, 1997, members of the Audit Committee consisted of Ms. Cloherty, Chairperson, Dr. Knoppers and Dr. Simon. The Audit Committee oversees the Company's accounting and financial reporting policies, makes recommendations to the Board regarding the appointment of independent accountants, reviews with the independent accountants the accounting principles and practices followed by the Company and the adequacy thereof, approves the Company's annual audit and financial results and any material change in accounting principles, policies and procedures and makes recommendations to the Board with regard to any of the preceding. The Audit Committee held two meetings in the fiscal year ended June 30, 1997.

     During the fiscal year ended June 30 1997, members of the Directors Compensation Committee consisted of Mr. Herman, Chairman, Dr. Abelson, and Mr. Cohen. The Directors Compensation Committee recommends to the Board the Company's overall compensation and the individual compensation elements for the Company's executive officers and directors. The Directors Compensation Committee does not approve grants of stock options to executive officers and directors under the Company's stock option plans. The Directors Compensation Committee held two meetings in the fiscal year ended June 30, 1997. During fiscal 1997, the full Board was responsible for approving grants of options to executive officers and directors.

     No incumbent director attended fewer than 75% of the aggregate of the Board and Committee meetings in which such director was entitled to participate.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of September 12, 1997 relating to the beneficial ownership of the Company's common stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of the Company's common stock, (ii) each director, (iii) each of the executive officers named in the Summary Compensation Table below, and (iv) all executive officers and directors as a group.


                                                                                  Beneficial Ownership(1)
                                                                         Number of                  Percentage of
         Beneficial Owner                                                Shares(9)                      Total
------------------------------                                        ---------------                 ---------
      Ark Asset Management Co., Inc.                                   2,750,000                         9.10%
        One New York Plaza, 29th Floor
        New York, New York 10004
     Peter Johnson(2)                                                    680,200                         2.21%
     Gary E. Friedman(2) Family Trust(8)                                 273,500                         *
     John N. Abelson(2)(3)(6)                                            117,776                         *
     Patricia M. Cloherty(2)                                              20,992                         *
     A. E. Cohen(2)                                                       66,666                         *
     Michael E. Herman(2)(4)                                              79,666                         *
     Irving S. Johnson(2)                                                 35,266                         *
     Antonie T. Knoppers(2)                                               50,866                         *
     Melvin I. Simon(2)(3) and Linda F. Simon Living Trust(5)            151,666                         *
     Neil J. Clendeninn                                                   91,118                         *
     Barry D. Quart                                                      105,270                         *
     R. Kent Snyder(7)                                                   125,656                         *

All executive officers and directors as a group (19 persons)           2,438,970                         7.66%

--------------------------

*    less than 1%.

(1) Unless otherwise indicated, the persons named in the above table exercise sole voting and investment powers with respect to all shares beneficially owned by them, subject to applicable community property laws. The number of shares beneficially owned includes the following number of shares issuable upon exercise of stock options exercisable within 60 days of September 23, 1997: Mr. Johnson, 568,890 shares; Mr. Friedman, 202,118 shares; Dr. Abelson, 21,666 shares; Ms. Cloherty, 6,666 shares; Mr. Cohen, 36,666 shares; Mr. Herman, 32,666 shares; Dr. Johnson, 9,166 shares; Dr. Knoppers, 36,666 shares; Dr. Simon, 21,666 shares; Dr. Clendeninn, 20,892 shares; Dr. Quart 86,200 shares; Mr. Snyder,120,034 shares; and all executive officers and directors as a group, 1,583,886 shares.

(2)  Director.

(3) Does not include 1,106,000 shares held by The Agouron Institute, of which Drs. Abelson and Simon are directors. As directors, they share voting and investment powers as to the shares held by The Agouron Institute.

(4) Includes 20,000 shares held by the Herman Family Trading Company, a family partnership of which Mr. Herman is the general partner, 10,000 shares held by Vail Fishing Partners in which Mr. Herman has a 50% general partner interest and 2,400 shares held by Mrs. Herman, of which Mr. Herman disclaims any beneficial ownership.

(5)  Shared voting and investment power.

(6) Includes 1,000 shares held by Dr. Abelson as custodian for his minor children, of which Dr. Abelson disclaims any beneficial ownership.

(7) Includes 800 shares held by immediate family members, of which Mr. Snyder disclaims any beneficial ownership.

(8) Includes 4,052 shares held by wife as custodian for minor children of which Mr. Friedman disclaims any beneficial ownership.

(9)  Adjusted to reflect two-for-one stock split in August 1997.

                             EXECUTIVE COMPENSATION

Compensation of Directors

    Non-employee members of the Board receive cash compensation in the amount of $250 per Board meeting for their services as Board members, and are eligible for reimbursement of their expenses incurred to attend each such meeting in accordance with Company policy. In addition to meeting fees, certain non-employee directors received consulting fees during fiscal 1997. For scientific consultation, Dr. Abelson received $29,040; Dr. Knoppers, $5,000; Dr. Johnson, $18,000 and Dr. Simon, $24,200. For special consultation concerning corporate development issues, Mr. Cohen received $18,000 and Mr. Herman received $18,000.

Compensation of Executive Officers

     The following table sets forth the aggregate compensation paid or accrued by the Company to the Chief Executive Officer and to the four other most highly compensated executive officers whose annual compensation exceeded $100,000 for the fiscal year ended June 30, 1997 (collectively the "named executive officers") for service during the fiscal years ended June 30, 1997, 1996 and 1995:

                           Summary Compensation Table

                                                                                    Long-Term
                                                                                  Compensation
        Name                              Annual Compensation                       Awards(2)(3)
     Principal                                                                        Stock             All Other
     Position                     Year        Salary(1)         Bonus                Options          Compensation(4)

Peter Johnson                    1997        $330,000         $165,000               100,000             $2,250
President and Chief              1996         285,000          100,000               180,000              1,647
Executive Officer                1995         253,500           70,000(5)            156,400                948

Neil J. Clendeninn               1997         206,600           75,000                26,000             23,452
Corporate Vice President,        1996         192,900           40,000                44,000              1,685
Clinical Affairs                 1995         187,900           88,309(5)(6)          20,000            131,619

Gary E. Friedman                 1997         195,000           70,000                26,000              2,250
Corporate Vice President,        1996         175,500           50,000                50,000              1,589
General Counsel                  1995         171,100           30,000(5)             40,000                972

Barry D. Quart(5)                1997         180,000          115,500(7)             44,000              2,953
SeniorVice President,            1996         165,000           70,500(7)             72,000             16,587
Regulatory Affairs               1995         150,600           57,000(5)             60,000              9,005

R. Kent Snyder(5)                1997         200,000          102,000(7)             44,000              2,250
Senior Vice President,           1996         178,500           62,200(7)             64,000              1,777
Commercial Affairs               1995         158,000           55,000(5)             40,000              1,014

-----------------------------------

(1)  Includes  amounts deferred out of compensation  under the Company's  401(k) Plan otherwise  payable in cash during each fiscal year.
(2)  The Company has made no restricted stock awards,  has not granted any stock appreciation rights and has no other long-term incentive plans.
(3)  Adjusted to reflect two-for-one stock split in August 1997.
(4)  (a) During 1997, the Company made matching  contributions to the Company's  401(k) Plan in the following  amounts:
         Mr. Johnson, $2,250; Dr. Clendeninn, $2,550; Mr. Friedman $2,250; Dr. Quart, $2,953 and Mr. Snyder, $2,250.
     (b) During 1996, the Company made matching contributions to the Company's 401(k) Plan in the following amounts:
         Mr. Johnson, $1,647; Dr. Clendeninn, $1,647; Mr. Friedman $1,589; Dr. Quart, $1,959; and Mr. Snyder, $1,777.
     (c) During 1995, the Company made matching  contributions to the Company's  401(k) Plan in the following  amounts:
         Mr. Johnson, $948; Dr. Clendeninn, $900; Mr. Friedman $972; Dr. Quart, $557; and Mr. Snyder, $1,014.
     (d) During 1997, the Company reimbursed Dr. Clendeninn for relocation costs in the amount of $20,901.
     (e) During 1996, the Company reimbursed Dr. Quart for relocation costs in the amount of $14,628.
     (f) During  1995,  the Company  reimbursed  certain  officers for  relocation  costs as follows:  Dr.  Clendeninn,
         $130,719 and Dr. Quart, $8,448.
(5)  Cash bonus shown in year earned;  actually  paid in fiscal 1996.  For Dr. Quart and Mr.  Snyder,  a portion of the bonus amount was subsequently used to partially repay their outstanding relocation loans.
(6)  A portion of the bonus was used to partially  repay an  outstanding  relocation  loan and $43,982 of the bonus was directly applied to the reduction of such loan.
(7)  For Dr.  Quart and Mr.  Snyder,  a portion of the bonus  amount was  subsequently  used to  partially  repay their outstanding relocation loans.  These loans were paid in full on June 30, 1997.

     The following table sets forth certain information with respect to individual grants of stock options made during the fiscal year ended June 30, 1997, to each of the named executive officers:

                          Option Grants in Fiscal 1997

                                                                                     Potential Realizable Value at
                                                                                       Assumed Annual Rates of
                                                                                       Stock Price Appreciation
                                Individual Grants                                          for Option Term(2)
_________________________________________________________________________________    _____________________________
                                            % of Total
                                              Options
                                            Granted to
                                             Employees
                                 Options     in Fiscal     Exercise    Expiration
    Name                      Granted(1) (3)     Year      Price(3)      Date             5%                10%
------------                 ---------------------------------------------------     -----------      ---------

Peter Johnson                  92,686#         2.9%         $41.00       6/29/07       $2,389,900     $6,056,400
                                7,314*         0.2           41.00       6/29/07          188,600        477,900

Neil J. Clendeninn             18,686#         0.6           41.00       6/29/07          481,800      1,221,000
                                7,314*         0.2           41.00       6/29/07          188,600        477,900

Gary E. Friedman               18,686#         0.6           41.00       6/29/07          481,800      1,221,000
                                7,314*         0.2           41.00       6/29/07          188,600        477,900

Barry D. Quart                 36,686#         1.2           41.00       6/29/07          945,900      2,397,200
                                7,314*         0.2           41.00       6/29/07          188,600        477,900

R. Kent Snyder                 36,686#         1.2           41.00       6/29/07          945,900      2,397,200
                                7,314*         0.2           41.00       6/29/07          188,600        477,900



(1) During fiscal 1997, the Agouron Stock Option Plan ("Plan") for executive officers and directors was administered by the Board. The Board, based upon the recommendation of the Directors Compensation Committee, determines the number of shares to be granted and the term of such grants to each executive officer and director. The options granted in fiscal 1997 were either incentive stock options(*) or non-statutory stock options(#), have exercise prices equal to the fair market values on the date of grant, vest over a period of three years and have a term of ten years. Upon certain corporate events as defined in the Plan which result in a change of control, the exercise date of all outstanding options for all employees, including executive officers, may be accelerated. The Plan also permits the Company to assist an employee in using a so-called "cashless" exercise procedure to pay the option exercise price.

(2) Potential realizable value is based on an assumption that the stock price of the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Any such growth would benefit all shareholders.

(3)  Adjusted to reflect two-for-one stock split in August 1997.

     The following table sets forth certain information with respect to each exercise of stock options during the fiscal year ended June 30, 1997, by each of the named executive officers and the number and value of unexercised options held by such named executive officers as of June 30, 1997:

                                         Option Exercises in Fiscal 1997
                                     And Value of Options at June 30, 1997

                                                             Number of Unexercised          Value of Unexercised
                                                                  Options at              In-the-Money Options at
                                                               June 30, 1997(2)              June 30, 1997(1)
                          Shares                         --------------------------       ------------------------
                         Acquired on         Value
      Name               Exercise(2)       Realized       Exercisable  Unexercisable     Exercisable  Unexercisable
-----------------        ----------        --------       -----------  -------------     -----------  -------------

Peter Johnson              71,110        $2,397,851        543,890       343,800       $ 17,593,900    $ 6,326,600

Neil J. Clendeninn        127,226         4,416,000         14,892        74,482            346,300      1,207,800

Gary E. Friedman                0                 0        192,118        94,482          6,318,400      1,796,100

Barry D. Quart             40,000         1,253,375         98,200       135,400          2,944,200      2,320,500

R. Kent Snyder             20,000           683,450        115,034       127,066          3,606,400      2,164,800


----------------------------------

(1)  Value  calculated  as market value of Company  stock on June 30, 1997,  minus  exercise  price  multiplied  by the number of shares.

(2)  Adjusted to reflect two-for-one stock split in August 1997.

Compensation Committee Report on Executive Compensation(1)

Overview and Philosophy

     The Directors Compensation Committee (the "Committee") is composed entirely of outside directors and is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies and practices, including the establishment of the annual total compensation for the chief executive officer (the "CEO") and all executive officers. The Committee has available to it an outside compensation consultant and access to independent compensation data. The Board is responsible for approving and implementing the compensation recommendations of the Committee. The recommendations made by the Committee to the Board during 1997 were approved without any significant modification.

     The objectives of the Company's executive compensation program are to attract, retain and motivate highly qualified executive personnel. These objectives are satisfied through the use of three principal compensation elements: base salary, cash bonus payments and stock options.

Base Salary

     Base salary levels for the Company's executive officers are based on the concept of pay for performance and are competitively set relative to the compensation of other executives in the biotechnology industry. Extensive salary survey data is available on the industry (notably, the annual "Biotechnology Compensation and Benefits Survey" conducted by Radford Associates and Alexander & Alexander Consulting Group) and is utilized by the Committee in establishing annual base salaries. In determining base salaries, the Committee also considers corporate performance and progress in the immediately preceding fiscal year, individual experience and performance, specific issues which are relevant to the Company and general economic conditions. The base salary of the CEO and all other executive officers is reviewed annually. During fiscal year 1997, the base salaries paid to the executive officers other than the CEO approximated the 75th percentile of the above-noted industry survey data.

Bonus Payments

     Annual cash bonus payments are discretionary unless otherwise required pursuant to an employment agreement. Bonus payments, if any, to executive officers, including the CEO, or payments above the required annual minimum, are based on two principal factors: corporate performance as compared to the Company's annual goals and objectives and individual performance relative to corporate performance and individual goals and objectives.

     Bonus payments in 1997 were generally in recognition of the satisfaction of several significant corporate objectives during the year, including the timely submission of a New Drug Application (NDA) to the United States Food and Drug Administration for the Company's first product, VIRACEPT(R) (nelfinavir mesylate), the subsequent approval of the NDA and successful commercial launch of VIRACEPT in March 1997, the acquisition of Alanex Corporation, the establishment of a major corporate collaboration, a successful public offering of common stock, and the continued preclinical and clinical development of the Company's cancer and anti-viral agents.

     Bonus payment recommendations for executive officers other than the CEO are initiated by the CEO and submitted to the Committee for review and subsequent submission to the Board. Bonus payment recommendations for the CEO are initiated by the Committee and submitted to the Board.

     Total base salary and any bonus payments are compared to "total compensation" of peers as reported by the previously noted industry survey. Such total compensation for the executive officers of the Company is at or above the averages of such data, which reflects the Committee's belief that the relative levels of corporate performance during the period were also above average.

---------------------------------
(1) The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 (the "Securities Act"), as amended, or the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

Stock Options

     To conserve its cash resources, the Company places special emphasis on equity-based incentives to attract, retain and motivate executive officers as well as other employees. Under the Company's stock option plans, grants are generally priced at the fair market value on the date of grant, vest over a period of three or four years and have a term of ten years. Grants are made to all employees on their date of hire based on salary level and position. All employees, including executive officers, are eligible for subsequent, discretionary grants which are generally based on either individual or corporate performance. It is the Committee's intent that the interests of the Company's shareholders and the executive officers be closely aligned through the use of stock options. Option grants recommended by the Committee are submitted to the Board for approval. Based on recent peer-company proxy data compiled by the Company, the level of option grants to each executive officer in 1997 remains competitive, and the resultant total option position as a percent of total shares outstanding represents approximately the 70th to 90th percentile of such positions.

Chief Executive Officer Compensation

     During 1997, Mr. Johnson's base salary of $330,000 was based on individual and corporate performance, and was between the 70th and 75th percentile of the updated industry data for base salaries of CEOs.

     During 1997, Mr. Johnson was awarded a bonus of $165,000 in recognition of the satisfaction of several significant corporate objectives, including the continued preclinical and clinical development of product candidates, one of which, VIRACEPT(R), was approved by the FDA in March 1997, the completion of a secondary offering of the Company's common stock and the successful merger with Alanex Corporation. The Committee believes that Mr. Johnson has made a significant contribution during 1997 in enhancing shareholder value and establishing a sound base for the continued enhancement of shareholder value through his managerial and entrepreneurial efforts.

     The stock options awarded to Mr. Johnson during fiscal 1997 are competitive and consistent with the purpose of the stock option plans. The resultant total option position as a percent of total shares outstanding represents approximately the 75th percentile for peer CEO positions.

Executive Compensation Deduction Limitations

     In 1993, Section 162(m) of the Internal Revenue Code ("Section 162(m)") was enacted which disallows the deductibility by the Company of any compensation over $1 million per year paid to each of the chief executive officer and the four other most highly compensated executive officers, unless certain performance-based compensation criteria are satisfied. While it is the Committee's firm belief and intent that compensation from base salary and cash bonus payments will not approach the annual Section 162(m) limitation in the foreseeable future, additional "compensation" from the exercise of option grants pursuant to the Company's stock option plans could result in the annual limitation being exceeded. Accordingly, the Company's 1990 and 1996 Stock Option Plans contain certain provisions which exempt compensation resulting from such option exercises from the $1 million limitation. The Committee will continue to monitor all forms of compensation to its executive officers to ensure that the Company may maximize the tax benefits of such compensation.

Directors Compensation Committee

     Michael E. Herman, Chairman
     John N. Abelson, Ph.D.
     A. E. Cohen


Directors Compensation Committee Interlocks and Insider Participation

     The Directors Compensation Committee is composed exclusively of three outside directors: Mr. Herman, Mr. Cohen and Dr. Abelson. The Company is not aware of any Committee interlocks.

Performance Measurement Comparison(1)

The chart set forth below shows the value of an investment of $100 on June 30, 1992 in the Company's common stock, The Nasdaq Stock Market Index (U.S. Companies) ("Nasdaq Market (US)") and the Nasdaq Pharmaceutical Index ("Nasdaq Pharmaceuticals"). The total returns assume the reinvestment of dividends, although cash dividends have not been declared on the Company's common stock. The Company's common stock is traded on The Nasdaq Stock Market and is a component of both the Nasdaq Market (US) and the Nasdaq Pharmaceutical Index. The comparisons in the chart are required by the Securities and Exchange Commission and are not intended to forecast or be an indicator of possible future performance of the Company's common stock.


                               [GRAPHIC OMITTED]



                                    6/30/92       6/30/93       6/30/94       6/30/95       6/30/96       6/30/97
                                    -------       -------       -------       -------       -------       -------
Agouron Common Stock                $100.00        $85.11        $95.74       $201.11       $331.91       $688.34
Nasdaq Market (US)                   100.00        125.76        126.97        169.48        217.59        264.61
Nasdaq Pharmaceuticals               100.00         86.93         72.71         96.52        142.13        144.59



-------------

(1) This section is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act.

                              CERTAIN TRANSACTIONS

     As part of its employment agreement with Mr. Snyder, the Company provided him with a six-year, non-interest bearing $85,000 employee relocation loan. The loan was secured by real property. This loan was paid in full on June 30, 1997.

     As part of its employment agreement with Dr. Quart, the Company provided him with a four-year, non-interest bearing $60,000 employee relocation loan. The loan was secured by real property. This loan was paid in full on June 30, 1997.

     All transactions with affiliates have been and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated parties. Furthermore, all transactions with affiliates and any loans to Company officers, affiliates or shareholders must be approved by a majority of the disinterested directors.

     As permitted by California law, the articles of incorporation and bylaws of the Company currently provide for the limitation of director liability for monetary damages for breach of duty to the Company and for indemnification of agents (including officers and directors) to the full extent permitted under the California General Corporations Law. The Company has entered into Indemnification Agreements with all of its directors and officers. Additionally, the Company has in effect a directors and officers liability insurance policy which insures directors and officers of the Company against loss arising from claims made against them due to wrongful acts while acting in their individual and collective capacities as directors and officers.


                       SUBMISSION OF SHAREHOLDER PROPOSALS

     Shareholders are advised that any shareholder proposal intended for consideration at the 1998 Annual Meeting of Shareholders must be received by the Company on or before May 15, 1998 to be included in the Proxy materials for the 1998 Annual Meeting. It is recommended that shareholders submitting proposals direct them to the Secretary of the Company and utilize Certified Mail-Return Receipt Requested.


                         FINANCIAL STATEMENTS AVAILABLE

     Financial statements for the Company are included in the Company's Annual Report to Shareholders for the fiscal year ended June 30, 1997. Additional copies of these statements and the Annual Report to the Securities and Exchange Commission on Form 10-K (excluding exhibits, unless such exhibits have been specifically incorporated by reference therein) may be obtained without charge upon written request to: Investor Relations, Agouron Pharmaceuticals, Inc., 10350 North Torrey Pines Road, La Jolla, California 92037-1020 or by calling
(619) 622-3000. Web Site address:
http://www.agouron.com.



              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
                           (Item 2 on the Proxy Card)

     The Board has selected the firm of Price Waterhouse LLP as independent accountants for the Company for the fiscal year ending June 30, 1998, it being intended that such selection would be proposed for ratification by the affirmative vote of a majority of the shares of the Company's common stock represented and voting at the Meeting on this matter (which shares constitute at least a majority of the required quorum for the Meeting). For purposes of calculating the vote necessary for ratification of the selection of independent accountants, abstentions and non-votes are not counted. One or more members of Price Waterhouse LLP are expected to be present at the Meeting and will be available to respond to questions and make a statement if they desire to do so.

     The Board recommends that you vote FOR the ratification of the selection of Price Waterhouse LLP, which is set forth as Item 2 on the Proxy Card.

                                  OTHER MATTERS

     The Company's Annual Report for the fiscal year ended June 30, 1997 accompanies this Proxy Statement.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and The Nasdaq Stock Market. Executive officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that, during the applicable reporting period ending June 30, 1997, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were satisfied.

     The Company's Board does not know of any other matters to be presented at the Meeting. However, if any other business is properly presented at the Meeting for action, the persons named in the enclosed form of Proxy will vote such Proxy according to their best judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS


/s/ Gary E. Friedman

Gary E. Friedman, Secretary
September 26, 1997

                          AGOURON PHARMACEUTICALS, INC.
                          10350 North Torrey Pines Road
                         La Jolla, California 92037-1020
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Peter Johnson and Gary E. Friedman, and each of them, with full power of substitution, as proxies to represent and to vote, as designated below, all the shares of common stock of Agouron Pharmaceuticals, Inc., held of record by the undersigned on September 23, 1997, at the Annual Meeting of Shareholders to be held on November 6, 1997 and at any adjournments or postponements thereof.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO OTHER DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE OTHER SIDE AND FOR PROPOSAL 2. IF CUMULATIVE VOTING PROCEDURES ARE INVOKED AT THE MEETING AND THIS PROXY CARD INDICATES "FOR" OR GIVES NO DIRECTION ON PROPOSAL 1, THE DESIGNATED PROXIES ARE AUTHORIZED TO DISTRIBUTE THE VOTES REPRESENTED BY THIS PROXY IN THEIR DISCRETION SO AS TO ELECT THE MAXIMUM NUMBER OF MANAGEMENT NOMINEES WHICH MAY BE ELECTED BY CUMULATIVE VOTING.

                           (continued on reverse side)

                              FOLD AND DETACH HERE



                                [GRAPHIC OMITTED]










               Please check the appropriate box on the voting card to R.S.V.P. your attendance at the Meeting on Nov. 6, 1997 at 10:00 a.m.
             or phone Agouron Investor Relations at 1-800-501-2474.

                                                            Please mark
                                                            our vote as   / X /
                                                            indicated in
                                                            this example



The Board recommends a vote FOR Proposals 1 and 2.

1.   Proposal 1-                              FOR ALL    WITHHOLD
     ELECTION OF DIRECTORS                    NOMINEES   FOR ALL

     Peter Johnson     Gary E. Friedman        / /         / /
     John N. Abelson   Patricia M. Cloherty
     A. E. Cohen       Michael E. Herman
     Irving S. Johnson Antonie T. Knoppers
     Melvin I. Simon

WITHHELD  FOR:  (To  withhold  authority  to  vote  for  any individual  nominee,  write that nominee's name in the space provided below.)
----------------------------------------------------------------

2.   Proposal 2:                        FOR     AGAINST    ABSTAIN

     RATIFICATION OF THE SELECTION      / /      / /       / /
     OF INDEPENDENT ACCOUNTANTS


3.   IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO
     VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY
     COME  BEFORE  THE MEETING.

                     Check here if you
                     plan to attend the     / /
                       Annual Meeting.











Signature(s) _____________________________________ Date _________________, 1997
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                              FOLD AND DETACH HERE